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                                                                    Exhibit 23.2


                          Independent Auditors Consent

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Peabody Energy Corporation for the registration of its 8 7/8% Series B Senior Notes due 2008 and 9 5/8% Series B Senior Subordinated Notes due 2008 and to the incorporation by reference therein of our report dated April 20, 2001 (except as to the fourth paragraph of Note 1, as to which the date is May 17, 2001), with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Annual Report (Form 10-K/A) for the year ended March 31, 2001 filed with the Securities and Exchange Commission.

St. Louis, Missouri
August 8, 2001